UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): May 7, 2013

Fusion-io, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35188	20-4232255
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2855 E. Cottonwood Parkway, Suite 100

Salt Lake City, Utah 84121

(Address of principal executive offices) (Zip code)

(801) 424-5500

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 7, 2013, the Board of Directors of Fusion-io, Inc. (the “Company”) appointed Shane V. Robison as the Company’s Chief Executive Officer, President and Chairman of the Board of Directors. Mr. Robison replaced David A. Flynn, who resigned as the Company’s Chief Executive Officer, President and Chairman of the Board of Directors on May 7, 2013. Mr. Flynn will remain a member of the Company’s Board of Directors.

Mr. Robison, age 59, has served as a director of the Company since December 2011. Mr. Robison served as Chief Strategy & Technology Officer and Executive Vice President of Hewlett-Packard Company from May 2002 to November 2011. From 2000 to May 2002, Mr. Robison served as Senior Vice President, Technology and Chief Technology Officer of Strategy and Technology of Compaq Computer Corporation. Prior to joining Compaq, Mr. Robison served as the President of Internet Technology and Development at AT&T Labs. Prior to AT&T Labs, Mr. Robison was Executive Vice President, Research and Development, and then served as President of the Design Productivity Group at Cadence Design Systems. Mr. Robison also spent seven years at Apple Inc., where he held a series of executive-level positions, leaving the company as Vice President and General Manager of the Personal Interactive Electronics Division. Mr. Robison’s experience includes work at Schlumberger’s research groups in Silicon Valley, at Evans & Sutherland Computer Corporation and consulting for the University of Utah in the area of database systems architecture. Mr. Robison also serves as a director of Altera Corporation. Mr. Robison holds a B.S. and a M.S. in Computer Science from the University of Utah. Mr. Robison has no reportable transactions under Item 404(a) of Regulation S-K and no family relationships reportable under Item 401(d) of Regulation S-K.

Mr. Robison and the Company are negotiating the terms and conditions of Mr. Robison’s employment with the Company, which will be reflected in an employment offer letter with the Company (the “Offer Letter”). Upon execution of the Offer Letter, the Company intends to file an amendment to this Current Report on Form 8-K describing the material terms of the Offer Letter.

Also on May 7, 2013, Rick C. White resigned from his position as Chief Marketing Officer of the Company. Mr. White will continue to serve as a member of the Company’s Board of Directors. The Company is negotiating the terms and conditions of separation arrangements with Messrs. Flynn and White. Once finalized, the Company intends to file one or more amendments to this Current Report on Form 8-K describing the material terms of the separation arrangements with Messrs. Flynn and White. The resignations of Messrs. Flynn and White were not related to any issues regarding the integrity of the Company’s financial statements or accounting policies and practices.

Item 7.01 Regulation FD.

On May 8, 2013, the Company issued a press release (the “May 8 Press Release”) that, among other things, reaffirmed the financial guidance the Company provided on April 24, 2013 for the fiscal fourth quarter of 2013 and for the full fiscal year 2013. Set forth below is the Company’s reaffirmed guidance, which restates the guidance provided on April 24, 2013 and corrects certain scrivener’s errors in the May 8 Press Release. The following statements are based on current expectations, before giving effect to any costs associated with Mr. Robison’s employment package or the departures of Messrs. Flynn and White. These statements are forward-looking, and actual results may differ materially.

These statements are based on current expectations and assumptions regarding future events and business performance and involve certain risks and uncertainties that could cause actual results to differ materially from those contained, anticipated, or implied in any forward-looking statement, including, but not limited to, risks set forth in the registration statements and reports that Fusion-io files with the U.S. Securities and Exchange Commission, which are available on the Investor Relations section of our website at www.fusionio.com.

Fourth quarter of fiscal year 2013:

•	Revenue is expected to be approximately $110 million.

•	Non-GAAP gross margin is expected to be 56 to 58%.

•	Non-GAAP operating loss of approximately $5 million.

•	Diluted shares outstanding are expected to be approximately 98 million shares.

Fiscal Year 2013 guidance:

•	Revenue is expected to be approximately $435 million.

•	Non-GAAP gross margin is expected to be in the range of 59 to 60%.

•	Non-GAAP operating margin is expected to be approximately 7 to 8%.

•	Diluted shares outstanding are expected to be approximately 109 million shares.

With respect to the Company’s expectations set forth above, reconciliation of non-GAAP guidance measures to corresponding GAAP measures is not available without unreasonable efforts on a forward-looking basis due to the high variability and low visibility with respect to the charges which are excluded from these non-GAAP measures. The effects of stock-based compensation expense specific to non-employee common stock options are directly impacted by unpredictable fluctuations in the Company’s stock price. The Company expects the variability of the above charges to have a significant impact on its GAAP financial results.

Pursuant to General Instruction B.2 to Form 8-K, the information set forth in this Item 7.01 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, or incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FUSION-IO, INC.

Date: May 13, 2013	By:	/s/ Shawn J. Lindquist
	Name:	Shawn J. Lindquist
	Title:	Chief Legal Officer, Executive Vice President and Secretary